EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
M.D.C. Holding Inc.
401(k) Savings Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-22167) on Form S-8 of M.D.C. Holdings, Inc. of our report dated June 8, 2005 relating to the statements of net assets available for plan benefits of the M.D.C. Holdings, Inc. 401(k) Savings Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2004 and the related supplemental schedule of assets (held for investment purposes) as of December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 11-K of the M.D.C. Holdings, Inc. 401(k) Savings Plan.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
June 27, 2005